Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN:

TONY S. GIARDINI, businessperson, of

__________________

_____________________

___________

_____

________________

AND:

TRILOGY METALS INC., a company incorporated pursuant to the laws of British Columbia and having its principal office at Suite 1150 – 609 Granville Street, Vancouver, British Columbia, V7Y 1G5

(the “Company”)

WHEREAS:

A.             The Company is a natural resource company currently engaged in the exploration of mineral properties situated in Alaska, USA;

B.             The Company wishes to employ and the Executive wishes to supply his services in the capacity of President and Chief Executive Officer, on the terms and conditions set out in this Agreement;

C.             The Company and the Executive desire that this employment relationship and the terms thereof be formally embodied in this Agreement;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which are acknowledged by each party, the parties agree on the following terms:

1.	ENGAGEMENT AND DURATION
1.1	Engagement

The Company hereby employs the Executive as President and Chief Executive Officer and the Executive accepts such employment.

1.2	Term

The Executive's employment pursuant to the terms of this Agreement shall commence effective June 1, 2020 and shall continue indefinitely, unless and until terminated as set forth herein.

2.	DUTIES

2.1         Performance of Duties

The Executive shall act as President and Chief Executive Officer, and the Executive shall perform such services and duties as are normally provided by a President and Chief Executive Officer of a company in a business and of a size similar to the Company’s, and such other services and duties as may reasonably be assigned from time to time.

2.2         Other Boards or Committees

The Executive’s performance of reasonable personal, civic or charitable activities or the Executive’s service on any boards or committees of any private or public companies shall not be deemed to interfere with the performance of the Executive’s services and responsibilities to the Company pursuant to this Agreement, so long as there is no conflict between the business of the Company and the business of the private or public companies. The Executive agrees to inform the Board of Directors (“the Board”) forthwith upon the Executive being appointed to any such board or committee. The Executive’s right to participate on such boards or committees shall be subject to approval of the Board, which approval will not be unreasonably withheld and must be in compliance at all times with the Company’s Code of Business Conduct and Ethics. The Executive confirms that he is not currently sitting on any board of directors other than the Board.

2.3         Principal Place of Work

The Executive shall perform his duties at the Company’s principal executive offices, and at such other locations as required. The Executive acknowledges that his duties and responsibilities may involve a reasonable amount of traveling.

2.4	Reporting

The Executive shall report directly to the Board.

2.5	Instructions

The Executive will, subject to the terms of this Agreement, comply promptly and faithfully with the reasonable and lawful instructions, directions, requests, rules and regulations of the Board.

3.	REMUNERATION AND BENEFITS
3.1	Salary

The Company shall, commencing October 1, 2020 pay to the Executive for his services under this Agreement an annual salary of Cad$500,000.00 subject to all applicable statutory deductions and payable in substantially equal installments on the dates that the Company has established for paying wages to its employees. For the period of June 1, 2020 to September 30, 2020, in lieu of salary, the Board shall grant 170,000 options vesting on September 30, 2020 to purchase common shares in the Company as full compensation for the services provided by the Executive for the period of June 1 to September 30, 2020.

3.2	Annual Review

The salary referred to in Section 3.1 shall be reviewed at least annually by the Board in consultation with the Executive. The Chair of the Compensation Committee of the Board shall make recommendations to the Board or the Compensation Committee of the Board regarding appropriate salary adjustments. The salary referred to in Section 3.1 shall be increased by such amount as is determined by the Board or the Compensation Committee of the Board in its sole discretion taking into consideration the recommendations of the Compensation Committee of the Board, the performance of the Executive and the performance of the Company provided, however, that in no event shall the salary be less than the salary payable in the previous fiscal year (“Year”).

3.3         Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of this Agreement provided that the Executive provides the Company with written expense accounts with respect to each calendar month. The Company will provide the Executive with, or reimburse the Executive for, services and fees necessary for the performance of the Executive's duties including, but not limited to, membership in the Executive's professional institute, stock information accounts and internet connections.

3.4	Medical Benefits

The Company shall provide the Executive with group life, long-term disability, extended medical and dental insurance coverage (“benefit coverage”) in accordance with the terms of the benefit plans in effect from time to time and, to the extent provided by such plans, the Company shall extend medical and dental insurance coverage to the Executive’s spouse and child dependents. The Company may, in the Company’s discretion, change such benefit coverage or amend such benefits from time to time, as long as such changes do not apply solely to the Executive.

3.5         Directors and Officers Liability Insurance

The Company shall provide the Executive with directors’ and officers’ liability insurance appropriate to the nature of his responsibilities under this Agreement. The directors’ and officers’ liability insurance will be subject to the terms and conditions of the insurance policy’s coverage.

3.6	Vacation

The Executive shall be entitled to five weeks of paid vacation for Year. The Executive shall be entitled to a pro-rata portion of the Executive’s vacation entitlement for any part Year of employment. The Executive shall take such vacation only at times approved in advance by the Board, which approval shall not be unreasonably withheld. The Executive shall be covered by the Company’s vacation policy for banking of vacation days. In addition, the Executive shall be entitled to statutory holidays and the number of paid holidays provided for under the policies and procedures of the Company, as they exist from time to time.

3.7	Other Benefits

In addition to any other compensation or benefits to be received by the Executive pursuant to this Agreement, the Executive shall be eligible to participate in all executive benefits which the Company may from time to time provide to its senior executives. For greater certainty, and among other things, the Executive shall be eligible to participate in the Company's Stock Option Plan, as amended from time to time, and in all other equity incentive plans that may be made available to executives of the Company. All stock options grants and other equity incentive plans are at the discretion of the Company’s Board of Directors and are subject to, and will be made in accordance with, the guidelines of the Toronto Stock Exchange and the Company’s Employee Stock Option Plan and other equity incentive plans.

The Executive will receive an initial grant of 1,600,000 options on June 1, 2020, subject to the approval of the Board, in recognition of his appointment. It will be recommended that 1/3 of these options to vest on the grant date, which will be determined by the Board, and further 1/3 shall vest on the first-year anniversary of the grant date and the final 1/3 shall vest on the second-year anniversary of the grant date. The terms and conditions of the options, including the manner of exercise, will be in accordance with the terms of the Plan and the requirements of the Toronto Stock Exchange and applicable securities laws.

3.8	Equipment

The Company shall provide the Executive with such equipment as the Executive and Board agree is necessary for performance of the Executive's duties which shall include a computer, and a cell phone for use in carrying out Company business.

3.9         Annual Incentive Program

The Executive shall be entitled to participate in the Company’s Annual Incentive Program (the “Annual Incentive Program”) according to the terms of the Annual Incentive Program which Annual Incentive Program the Company may, in the Company’s discretion, change or amend from time to time. For 2020, the Executive Annual Incentive Program shall be 100% of his annual salary based on objectives set by the Board, pro-rated for the period of June 1 to November 30, 2020. The assessment of the Executive’s achievement of these objectives and the targets and objectives for subsequent years shall be determined at the discretion of the Board.

4.	CONFIDENTIALITY AND NON-DISCLOSURE

4.1         “Confidential Information”

The term “Confidential Information” means any and all information concerning any aspect of the Company not publicly disclosed, which the Executive may receive or develop as a result of his engagement by or involvement with the Company, and including all technical data, concepts, reports, programs, processes, technical information, trade secrets, systems, business strategies, financial information and other information unique to the Company. All Confidential Information, including notes, diagrams, maps, reports, notebook pages, memoranda, sample materials and any excerpts thereof that include Confidential Information are the property of the Company or parties for whom the Company acts as agent or who are customers of the Company, as the case may be, and are strictly confidential to the Company and/or such parties. The Executive shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent unauthorized disclosure or use of such Confidential Information.

4.2         Use of Confidential Information

Except as authorized by the Company, the Executive will not:

(a)            duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information; or

(b)            use the Company’s Confidential Information without the prior written consent of the Company.

4.3         Protection of Confidential Information

The Executive will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons and will exercise at least the same degree of care used to protect the Executive’s own Confidential Information.

4.4	Exception

The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)            is or later becomes publicly known under circumstances involving no breach of this Agreement by the Executive;

(b)            is already known to the Executive at the time of receipt of the Confidential Information;

(c)            is lawfully made available to the Executive by a third party;

(d)            is disclosed by the Executive pursuant to a requirement of a governmental department or agency or disclosure is otherwise required by operation of law, provided that the Executive gives notice to the Company of the required disclosure immediately upon his becoming advised of such required disclosure and provided also that the Executive delays such disclosure so long as it is reasonably possible in order to permit the Company to appeal or otherwise oppose such required disclosure and provides the Company with such assistance as the Company may reasonably require in connection with such appeal or other opposition;

(e)            is disclosed to a third party under an approved confidentiality agreement; or

(f)             is disclosed in the course of the Executive's proper performance of the Executive's duties under this Agreement.

4.5         Removal of Information

The Executive will not, without the written consent of the Board, remove any information relating to the Company, or any third party with which the Company is conducting business from the premises where the Executive is working, unless required in the normal course of his duties.

4.6	New Discoveries

Any inventions, discoveries or improvements in systems, methods and processes made by the Executive in the course of his employment and any mineral discoveries and opportunities to acquire mineral assets or interests therein which come to the Executive will be disclosed to the Company forthwith and shall belong to and be the absolute property of the Company.

4.7	Survival

The provisions of this Article 4 shall survive the termination of this Agreement.

4.8	Non-Solicitation

The Executive shall not, for a period of twelve (12) months following the termination of the Executive’s employment for any reason, without the prior written consent of the Board, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)             any person who is employed by the Company or any affiliated company to leave such employment; or

(b)             any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of his employment with the Company or any predecessor of the Company, been a customer of the Company, an affiliated company, or of any of their respective predecessors, provided that this Section 4.9 shall not prohibit the Executive from soliciting business from any such customer if the business is in no way similar to the business carried on by the Company, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with the Company or any affiliated company.

The Executive agrees that all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are waived by the Executive.

4.9        Equitable Remedies

The Executive agrees that, in the event of an unauthorized disclosure or use of Confidential Information by the Executive or if the Executive violates any of the restrictions referred to in Section 4, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity with the court deems fit.

5.	DELIVERY OF RECORDS

Upon the termination of the employment of the Executive by the Company, the Executive will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company, and will execute such transfer documentation as is necessary to transfer such property or intellectual property to the Company.

6.	TERMINATION

6.1         The Executive’s Right to Terminate

The Executive may terminate his obligations under this Agreement:

(a)             at any time upon providing at least three months’ notice to the Company effective on the date set out in such notice; or

(b)              upon a material breach or default of any material term of this Agreement by the Company provided that the Executive gives notice to the Company of such material breach or default within ninety (90) days of the date the Executive has become aware (or reasonably should have become aware) of the breach or default, and such material breach or default has not been remedied within 30 days after such notice to the Company.

The Company may, by notice, waive the notice requirements set out in paragraph (a) above in whole or in part and if it does so, the Executive's entitlement to remuneration and benefits as set out in Sections 6.3 and 6.4 as applicable will apply as of the date set out in such notice of waiver.

6.2         Company’s Right to Terminate

The Company may terminate the Executive’s employment under this Agreement at any time:

(a)             for just cause, which shall include, without limitation, any of the following events:

(i)	theft, dishonesty or fraud by the Executive with respect to the business of the Company;
(ii)	the conviction of the Executive for a criminal offence that gives rise or is likely to give rise to the Company's stock becoming ineligible for listing on any stock exchange or market or the Company's stock being subject to a cease-trade order by a Canadian or US securities regulatory authority; or
(iii)	any and all other omissions, commissions or other conduct which would constitute just cause at law; or

(b)              upon the Executive dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of this Agreement. The Executive shall be deemed to have become disabled if, because of ill health, physical, mental disability or for other causes beyond the control of the Executive, the Executive has been unable or unwilling or has failed to perform the Executive's duties under this Agreement; or

(c)              at any time upon making the severance payments contemplated in Section 6.3 to the Executive.

6.3         Severance Payments

In the event of the termination of the Executive's employment:

(a)               by the Executive or his personal representatives pursuant to subsection 6.1(b) of this Agreement; or

(b)               by the Company pursuant to subsection 6.2(c) or by the Company in breach of this Agreement,

the Company shall pay to the Executive within 10 days of such termination a severance payment equal to:

(c)             an amount equal to eighteen months of the Executive’s annual salary at the time of termination of the Executive’s employment plus 1.5 times Executive’s annual incentive earned in the previous Year pursuant to the Company’s Annual Incentive Program.

The Company shall continue the Executive's group insurance benefits, if any, under Section 3.4 for 12 months after the date of termination, provided that if the Company is unable to continue any such benefit by reason of the termination of employment, it will instead pay to the Executive an amount equal to the present value of the Company's cost of providing such benefit to the Executive for a period of 12 months. Any such payment in lieu of group insurance benefits will be paid no later than March 15 of the year following the year of termination.

In addition, the Company shall reimburse the Executive within 10 days of such termination for all expenses as contemplated by Section 3.3.

6.4         Compensation Otherwise Due to the Executive on Termination

In the event of the termination of the Executive's employment under this Agreement in circumstances other than those set out in Section 6.3 of this Agreement, the Company shall pay the following amounts to the Executive within 10 days of the termination:

(a)            if terminated pursuant to subsections 6.1(a) or 6.2(a) of this Agreement, the Company shall pay to the Executive his then-current annual salary accrued pursuant to Section 3.1 of this Agreement as of the date of termination or effective date of resignation, as applicable; or

(b)            if terminated pursuant to subsection 6.2(b) of this Agreement, the Company shall pay to the Executive:

(i)	his then-current annual salary accrued pursuant to this Agreement as of the date of termination; and
(ii)	a lump sum equal to the Executive’s annual salary at the time of termination of the Executive’s employment. Such payment will be made no later than March 15 of the year following the year of such termination.

6.5         Property Interests

If the Executive's employment with the Company is terminated, and within two years of such termination, the Executive acquires directly or indirectly other than from the Company or its subsidiaries any present or future interest in any mining claims or properties or mineral interests within 10 kilometers of the external boundaries of any mineral property held by the Company during the time the Executive was employed by the Company, the Executive will offer the Company, in writing, the right to acquire such interest in exchange for reimbursement of his direct and indirect acquisition costs. The Company shall have 30 days after receipt of such offer to accept the offer and 30 days after receipt of such offer to reimburse such costs.

6.6	Resignations

Upon termination of the Executive for whatever reason the Executive shall forthwith execute and deliver to the Company his written resignation from any and all offices and directorships of the Company and its affiliates, without claim for compensation for loss of office.

6.7         Payments in Full Settlement

The Executive acknowledges and agrees that the payments pursuant to this Article 6 shall be in full satisfaction of all claims, losses, costs, damages or expenses in connection with the termination of his employment, including termination pay and severance pay pursuant to any applicable labour laws as amended from time to time. Except as provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever in connection with the employment of the Executive and the termination thereof. As a condition precedent to any payment pursuant to this Article, the Executive agrees to deliver to the Company, prior to any such payment, a full and final release from all actions and claims in connection with the termination of his employment or any losses, costs, damages or expenses resulting there from in favour of the Company, its affiliates, subsidiaries, directors, officers, employees and agents in a form satisfactory to the Company and the Executive.

7.	CHANGE OF CONTROL

7.1         Termination By Company.

In the event that within the twelve (12) month period immediately following a Change of Control (as defined in Section 7.3 of this Agreement), any of the following occur:

(a)            a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Executive’s position, duties, responsibilities, title or office in effect immediately prior to any Change of Control;

(b)            a material reduction in the Executive’s Base Salary in effect immediately prior of any Change of Control; or

(c)            any material breach by the Company of any material provision of this Agreement,

then, if the Executive gives the Company notice within ninety (90) days of the date the Executive has become aware (or reasonably should have become aware) of the condition and the Company has not cured the condition within thirty (30) days from receipt of such notice, the Executive’s employment shall be deemed to have been terminated by the Company and the Company will pay to the Executive within 10 days of such termination a severance payment equal to:

(d)            an amount equal to eighteen months of the Executive’s annual salary at the time of termination of the Executive’s employment plus 1.5x the Executive’s annual incentive target for the Year pursuant to the Company’s Annual Incentive Program.

The Company shall continue to provide all medical and health care benefits and all other benefits that it is permitted or able to provide under the applicable rules of the relevant plans for a period of twelve (12) months from the date of the Executive’s election following a Change of Control provided that if the Company is unable to continue any such benefit by reason of the termination of employment, it will instead pay to the Executive an amount equal to the present value of the Company's cost of providing such benefit to the Executive for a period of 12 months. Any such payment in lieu of group insurance benefits will be paid to the Executive no later than March 15 of the year following the year of termination. The Executive further agrees that compensation payable pursuant to this Section 7.1 is in lieu of the severance package payable under Section 6 of this Agreement and shall be the maximum compensation to which the Executive is entitled to receive in lieu of reasonable notice, and the Company will have no further obligations to the Executive with respect to the termination of this Agreement or his/her employment, including, without limitation, further severance pay or damages.

7.2         Change of Control.

For the purposes of this agreement, a “Change of Control” means any of the following:

(a)            at least 50% in fair-market value of all the assets of the Company are sold to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, R.S.O. 1990, c.S.5, as amended (the “OSA”), mutatis mutandis) in one or more transactions occurring within a period of two (2) years; or

(b)            there is a direct or indirect acquisition by a person or group of persons acting jointly or in concert of voting shares of the Company that when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 40% or more of the outstanding voting shares of the Company; or

(c)            a majority of the then-incumbent Board of Directors’ nominees for election to the Board of Directors of the Company are not elected at any annual or special meeting of shareholders of the Company; or

(d)            the Company is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the voting shares of the Company immediately prior to such transaction.

Notwithstanding the foregoing provisions of paragraphs 7.3(a), (b) and (d), unless otherwise determined in a specific case by majority vote of the Board of Directors, a “Change of Control” shall not be deemed to have occurred for the purposes of paragraphs (a), (b), and (d) solely because the Company, an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding voting shares (a “Subsidiary”), or any Company sponsored employee stock ownership plan or any other equity incentive or employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under National Instruments NI 51-102 (Continuous Disclosure), NI 62-103 (Early Warning) or NI 81-102 (Mutual Funds) (or any successor schedule, form or report or item therein) under the OSA, or in any other fashion authorized by a regulatory authority having due jurisdiction, disclosing beneficial ownership by it of voting shares of the Company, whether in excess of forty percent (40%) or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership; nor if the Company is a party to any amalgamation, merger or similar transaction involving only the Company and its Subsidiaries and which does not result in any change of beneficial ownership of any shares of the Company or of the shares received by former shareholders of the Company in any new entity resulting from that transaction. For greater certainty, the Spin-out shall not be considered a Change of Control pursuant to Section 7 of this Agreement.

8.	INDEMNIFICATION

The Company and the Executive reaffirm the Indemnity Agreement dated April 19, 2012 which is attached as Schedule A hereto.

9.	PERSONAL NATURE

The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive.

10.	RIGHT TO USE EXECUTIVE’S NAME AND LIKENESS

During the term of this Agreement, the Executive hereby grants to the Company the right to use the Executive’s name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

11.	LEGAL ADVICE

The Executive hereby represents, warrants and acknowledges to the Company that he has had the opportunity to receive independent legal advice prior to the execution and delivery of this Agreement.

12.	WAIVER

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

13.	NOTICES

13.1      Delivery of Notice

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid, to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

13.2      Change of Address

Each party to this Agreement may change its address for the purpose of this Section 13 by giving notice of such change in the manner provided for in Section 13.1.

14.	APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of British Columbia. All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities.

15.	SEVERABILITY

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

17.	NON-ASSIGNABILITY

This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.

18.	BURDEN AND BENEFIT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

19.	INTERPRETATION

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)            all references in this Agreement to "Articles", "Sections" and other subdivisions or Schedules are to the designated articles, sections or other subdivisions or Schedules of or attached to this Agreement;

(b)            the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision;

(c)            the headings are for convenience only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement;

(d)            the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language is used with reference thereto);

(e)            the words "written" or "in writing" include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including e-mail;

(f)             any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force from time to time and any statute or regulation that has the effect of supplementing or superseding such statute or regulation;

(g)            a "day" shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and references to a "business day" shall refer to days on which banks are ordinarily open for business in Vancouver, British Columbia, but if a period ends on a day on which the banks are not open for business in Vancouver, British Columbia, the period will be deemed to expire on the next calendar day on which banks are open for business in Vancouver, British Columbia; and

(h)            all references to "$" or "dollars" are references to the lawful currency of the Canada.

20.	TIME

Time is of the essence of this Agreement.

21.	COUNTERPARTS

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

- Remainder of page intentionally left blank -

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the 20th day of April, 2020.

TRILOGY METALS INC.

Per: signed: Janice Stairs

JANICE STAIRS, CHAIR OF THE BOARD

Signed: Tony Giardini

TONY S. GIARDINI

SCHEDULE A

Indemnity Agreement dated April 19, 2012

Indemnity Agreement

This Agreement is made as of the 19th day of April, 2012, between NovaCopper Inc. (the "Corporation"), a corporation governed by the laws of British Columbia, and Tony Giardini (the "Indemnified Party"), an individual resident in Vancouver, BC.

RECITALS:

A.	The Indemnified Party is or was a director or officer of the Corporation or an Other Entity, or serves or served in a capacity similar thereto for the Corporation or an Other Entity.

B.	The Corporation considers it desirable and in its best interests to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of liabilities or exposures which the Indemnified Party may incur as a result of the Indemnified Party serving or having served as director or officer of the Corporation or an Other Entity, or in a capacity similar thereto in respect of the Corporation or an Other Entity, or because of that association with the Corporation or other Entity.

NOW THEREFORE, in consideration of the Indemnified Party's services as a director or officer of the Corporation or an Other Entity, or in a capacity similar thereto for the Corporation or an Other Entity, the parties hereto covenant and agree as follows:

1.	Definitions. In this Agreement:

"Act" means the British Columbia Companies Act, as the same exists on the date hereof or may hereafter be amended.

"Claim" includes any demand, suit, action, application, litigation, claim, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or proceeding of any nature or kind whatsoever, whether civil, criminal, administrative, investigative, arbitral or otherwise, in which the Indemnified Party is involved as a result of the Indemnified Party serving or having served as a director or officer of the Corporation or an Other Entity, or in a capacity similar thereto in respect of the Corporation or an Other Entity or because of that association.

"Losses" includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, without limitation and including any interest thereon, and including any arising by operation of statute (including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors and any governmental authority), and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may suffer, sustain, incur or be required to pay as a result of, or in connection with the investigation, defence, settlement or appeal of or preparation for any Claim or in connection with any action to establish a right to indemnification under this Agreement, including all costs, charges and expenses incidental thereto, including for travel, lodging and accommodation.

"Other Entity" means any corporation, partnership, joint venture, trust, unincorporated association, unincorporated organization, unincorporated syndicate or other enterprise for which the Indemnified Party serves or served as a director or officer, or in a capacity similar thereto, at the request of the Corporation.

2.	Indemnity.

(1)	Except as prohibited by applicable law, including the Act, and subject to Subsection 2(2) below, the Corporation hereby agrees to indemnify and hold harmless the Indemnified Party, as well as his or her heirs and legal representatives, to the fullest extent permitted by applicable law, including the Act, from and against any and all Losses which the Indemnified Party may suffer, sustain, incur or be required to pay as a result of, or in connection with any Claim.

(2)	Notwithstanding Subsection 2(1) above, the Corporation shall not be obligated to indemnify and hold harmless the Indemnified Party from and against any Losses if a court of competent jurisdiction finds that:

(i)	the Indemnified Party failed to act honestly and in good faith with a view to the best interests of the Corporation or Other Entity, as the case may be; or

(ii)	in the case of a Claim that involves a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party's conduct was lawful.

(3)	If, under applicable law, any payment by the Corporation under Subsection 2(1) first requires the approval of any court, the Corporation, at its own expense and in good faith, will promptly take all necessary proceedings to obtain such approval.

3.	Advance of Funds. The Corporation shall, at the request of the Indemnified Party, advance to the Indemnified Party funds to cover the Losses from and against which the Indemnified Party is indemnified as provided hereunder (the "Advanced Funds"), provided the Indemnified Party shall repay the Advanced Funds on demand, together with interest thereon from the date of demand to the date of payment of the prime rate prescribed from time to time by the Bank of Canada, if it shall be subsequently and finally determined that the Indemnified Party was not entitled to indemnification hereunder.

4.	Taxes. For greater certainty, a Claim subject to indemnification hereunder shall include any taxes, including any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof, to which the Indemnified Party may be subject or suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement.

5.	Partial Indemnification. If the Indemnified Party is determined by a court of competent jurisdiction to be entitled to indemnification by the Corporation under this Agreement for a portion of the Losses incurred in respect of a Claim but not for the total amount thereof, the Corporation shall indemnify the Indemnified Party for such portion thereof to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

6.	Directors and Officers Insurance. The Corporation shall provide and maintain directors' and officers' liability insurance with limits of not less than Cdn$5 million per claim and in the aggregate while the Indemnified Party is a director or officer of the Corporation or Other Entity, which shall include outside director liability coverage for the benefit of the Indemnified Party while acting as a director or officer of an Other Entity. Following the Indemnified Party ceasing to be a director or officer of the Corporation or Other Entity, for any reason whatsoever, the Corporation shall maintain for the benefit of the Indemnified Party, and his or her heirs and legal representatives, directors' and officers' liability insurance with at least the same insurance coverage and limits as that provided, from time to time, for the benefit of any other present and future director or officer of the Corporation or an Other Entity. The Corporation shall pay for and on behalf of the Indemnified Party any and all deductibles or retentions to which the directors' and officers' liability insurance policy makes the Corporation or the Indemnified Party subject. The Corporation shall advise the Indemnified Party promptly after it becomes aware of any material change in, cancellation, termination or lapse in coverage of any insurance policy of the Corporation for the benefit of any directors and officers of the Corporation or an Other Entity, and shall provide details of any claim made under such policy and shall purchase any available extended reporting period available under such cancelled or terminated policy.

7.	Notice of Claim. The Indemnified Party shall notify the Corporation, and likewise the Corporation shall notify the Indemnified Party, in writing as soon as practicable upon receiving or being served with any demand, statement of claim, writ, assessment, reassessment, notice of motion, application, information, charges, indictment, subpoena, summons, investigation order or other document or communication commencing, threatening or continuing any Claim against which the Indemnified Party may be indemnified or seek advancement under this Agreement. Such notice shall include copy of the document or communication initiating or threatening the Claim, a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by the Indemnified Party to so notify the Corporation shall not relieve the Corporation from liability under this Agreement except and only to the extent that such failure materially prejudices the Corporation.

8.	Legal Counsel. Except in respect of an action by or on behalf of the Corporation or Other Entity, as the case may be, to procure a judgment in its favour against the Indemnified Party, the Corporation may, and upon the written request of the Indemnified Party shall, promptly after receiving from or delivering to the Indemnified Party written notice of any Claim or threatened Claim as required by Section 7, assume conduct of the defence thereof in a timely manner and retain counsel on behalf of the Indemnified Party, provided that such counsel is satisfactory to the Indemnified Party, acting reasonably, to represent the Indemnified Party in respect of the Claim. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party as contemplated by this Section 8, the Indemnified Party hereby consents to the conduct thereof and to any action taken by the Corporation, in good faith, in connection therewith, and the Indemnified Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation and, where applicable, to its insurers all information reasonably required to investigate, defend or prosecute the Claim.

9.	Additional Legal Counsel. The Indemnified Party shall have the right to employ separate counsel of the Indemnified Party's choosing in addition to the legal counsel retained by the Corporation as provided by Section 8 in connection with any Claim or other matter for which the Indemnified Party may be entitled to indemnity hereunder and to participate in the defence thereof provided the fees and disbursements of such additional counsel shall be at the Indemnified Party's expense unless any of the following applies, in which case the legal fees and disbursements of such additional counsel shall be paid by the Corporation on behalf of the Indemnified Party: (1) the retention of such other counsel has been authorized by the Corporation; (2) the Corporation has not appointed counsel to assume the conduct of the defence of such Claim in a timely manner; (3) the Corporation has appointed counsel that is not satisfactory to the Indemnified Party, acting reasonably; or (4) the Indemnified Party obtains an opinion from independent counsel that is satisfactory to the Corporation , acting reasonably (which opinion shall be in writing and provided to the Corporation) that there is a conflict of interest between the Indemnified Party and the Corporation such that the Indemnified Party requires separate legal counsel.

10.	No Presumption as to Absence of Good Faith. Unless a court of competent jurisdiction otherwise has finally held or decided that the Indemnified Party is not entitled to be fully or partially indemnified hereunder, the determination of any Claim by judgment, order, settlement or conviction (whether with or without court approval), or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity hereunder.

11.	Settlement of Claim. No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party shall be made without the consent of the Indemnified Party, unless, in the case of a settlement by the Corporation, such settlement: (1) includes an unconditional release of the Indemnified Party from all liability arising out of such Claim; and (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

12.	Other Rights and Remedies Unaffected. The rights to indemnification and payment provided in this Agreement shall not derogate from or exclude or be diminished by any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise under applicable law, the constating documents of the Corporation, the constating documents of an Other Entity, any applicable policy of insurance, guarantee or third-party indemnity, any vote of securityholders of the Corporation or an Other Entity, or otherwise, both as to matters arising out of the Indemnified Party's capacity as a director or officer of the Corporation or Other Entity, or in a capacity similar thereto for the Corporation or an Other Entity, or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of the Corporation. To the extent that a change in the Act, whether by statute or judicial decision, permits greater indemnification by contract than would be afforded currently under this Agreement, it is the intent of the parties that the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by that change.

13.	Retroactive Effect. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Agreement is intended to be retroactive and shall be available with respect to events occurring prior to the execution hereof. For greater certainty, the rights of the Indemnified Party hereunder shall vest irrevocably at the time of his or her appointment as a director or officer or in any capacity similar thereto of the Corporation or an Other Entity.

14.	Additional Rights. The Corporation represents and warrants to the Indemnified Party that the Corporation has not granted any indemnity right to any other director or officer of the Corporation or an Other Entity, or an individual serving in a capacity similar thereto for the Corporation or an Other Entity, that is greater than the indemnity rights granted to the Indemnified Party under this Agreement. The Corporation shall notify the Indemnified Party in writing as soon as practicable in the event the Corporation grants any such greater indemnity right to a director or officer of the Corporation or an Other Entity, or an individual serving in a capacity similar thereto for the Corporation or an Other Entity, following the date hereof, which written notice shall contain a description of the greater indemnity right. The Indemnified Party shall have the right to require the Corporation to prepare and execute an amendment to this Agreement to incorporate such greater indemnity right in this Agreement.

15.	Cooperation. The Corporation and the Indemnified Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement. The Indemnified Party shall cooperate fully with the Corporation and its insurers and provide any required information with respect to any matters relevant to or arising under any claims by the Corporation under any policy of directors' and officers' liability insurance in respect of or related to a Claim under this Agreement. Without limiting the foregoing, the Indemnified Party and his or her advisors shall at all times be entitled to review during regular business hours all documents, records and other information with respect to the Corporation which are under the Corporation's control and which may be reasonably necessary in order for the Indemnified Party to defend against any Claim that relates to, arises from or is based on the Indemnified Party having acted in his or her capacity as a director or officer of the Corporation or an Other Entity or by reason of that association with the Corporation or an Other Entity, p ovided that the Indemnified Party shall maintain all such information in strictest confidence except to the extent necessary for the Indemnified Party's defence. Nothing contained herein shall abrogate any legal privilege (solicitor/client, litigation or otherwise) that may be asserted by the Corporation in respect of such documents, records or information to object to disclosure to the Indemnified Party.

16.	Effective Time. This Agreement shall be deemed to have effect as and from the first date that the Indemnified Party became a director or officer of the Corporation or an Other Entity, or began serving in a capacity similar thereto for the Corporation or an Other Entity.

17.	Insolvency. The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors. The rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor's proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

18.	Multiple Proceedings. No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

19.	No Duplication of Payments. The Corporation shall not be liable under this Agreement to make any payment in connection with any Action to the extent the lndemnitee has otherwise actually received payment (under any insurance policy other otherwise) of the amount otherwise payable hereunder.

20.	Set-off. The Corporation grants to the lndemnitee the right to set-off any amount owing by the Corporation hereunder to the lndemnitee against any amount that the lndemnitee may owe to the Corporation at that time.

21.	Term. This Agreement shall not terminate as a result of the Indemnified Party ceasing to act as a director and/or officer of the Corporation or Other Entity, or in a capacity similar thereto with respect to the Corporation or Other Entity, but shall continue for the benefit of the Indemnified Party until the later of (a) six years following the Indemnified Party last so acting (or such longer period as may be prescribed as the limitation period in any statute under which a Claim is made against the Indemnified Party), and (b) the full and final disposition of any Claim made against the Indemnified Party prior to the expiry of the period referenced in (a).

22.	Deeming Provision. The Indemnified Party shall be deemed to have acted or be acting at the specific request of the Corporation upon the Indemnified Party's being appointed or elected, or re-appointed or re-elected, as a director or officer of the Corporation or an Other Entity, or into a capacity similar thereto for the Corporation or an Other Entity.

23.	Miscellaneous.

(1)	Assignment. Neither party hereto may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors, heirs, legal representatives and permitted assigns.

(2)	Amendments and Waivers. No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party hereto, shall be binding unless executed in writing by the party to be bound thereby..

(3)	Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (for the purposes of this Subsection 23(3), a "Notice") shall be in writing and shall be sufficiently given if delivered, whether in person, by courier service or other personal method of delivery, or if transmitted by facsimile or e-mail:
(i)	in the case of a Notice to the Indemnified Party at: Tony Giardini _______________________ __________________________ _______________________

(ii)	in the case of a Notice to the Corporation at: NovaCopper Inc.

Suite 2300 - 200 Granville Street
Vancouver, British Columbia
Canada V6C 1S4

Attention: Corporate Counsel or Secretary
Fax: 604-638-0644

Any Notice delivered or transmitted to a party hereto as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a day during which banks are open for business in the City of Vancouver, British Columbia, then the Notice shall be deemed to have been given and received on the next day during which banks are open for business in the City of Vancouver, British Columbia. Either party hereto may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this Subsection 23(3).

(4)	Severability. If any part of this Agreement or the application of such part to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such part to any other or person or circumstance, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

(5)	Further Assurances. The Corporation and the Indemnified Party shall, with reasonable diligence, do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement.

(6)	Execution and Delivery. This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together shall constitute one and the same agreement.

(7)	Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia. The Parties hereby irrevocably submit and attorn to the jurisdiction of the courts of the Province of British Columbia with respect to all matters arising out of or relating to this Agreement and all matters, agreements or documents contemplated by this Agreement. The Parties hereby waive any objections they may have to the venue being in such courts including, without limitation, any claim that any such venue is in an inconvenient forum.

(8)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF each of the parties hereto have duly executed this Agreement.

NOVA COPPER INC.

By: Signed: Rick Van Nieuwenhuyse

Rick Van Nieuwenhuyse

President and CEO

Signed: Tony Giardini

Tony Giardini